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THE ASSOCIATES


NEWS


Media:  (972) 652-4522          FOR IMMEDIATE RELEASE
Securities Analysts:  (972) 652-7294
investor_relations@afcc.com
Shareholders:  1-888-NYSE-AFS


THE ASSOCIATES ANNOUNCES ACQUISITION
OF THE NORTHLAND COMPANY

DALLAS, August 31, 1998 - Associates First Capital Corporation
(NYSE: AFS) announced today it has agreed to acquire The
Northland Company, headquartered in Minneapolis, Minn., to enhance its insurance operations. Terms were not disclosed. The acquisition is subject to regulatory approval and approval by Northland's stockholders.

Northland provides insurance products through Jupiter Holdings, Inc., and mortgage banking, real estate management, brokerage and related services through various other subsidiaries. The Associates will acquire the insurance-related businesses only, and Northland will divest the other businesses prior to closing.

In 1997, Jupiter Holdings had net written premiums of $388 million. The company provides an extensive portfolio of niche property, casualty and specialty insurance products. All Jupiter
Holdings Inc. subsidiaries are rated A+ by A.M. Best.

"We are extremely pleased to bring Northland and its outstanding management team and employees into The Associates family," said Keith W. Hughes, chairman and chief executive officer of The Associates. "Northland brings a history of profitable underwriting performance and is an excellent strategic addition. It complements our existing insurance business and provides us with expanded distribution capabilities."

Associates First Capital Corporation is a leading diversified finance company providing consumer and commercial finance, leasing and related services worldwide. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization.

This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the company's Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.
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